The Simply Good Foods Company Reports First Quarter 2019 Financial Results

Denver, CO, January 3, 2019 - The Simply Good Foods Company (NASDAQ: SMPL) (“Simply Good Foods,” or the “Company”), a developer, marketer and seller of branded nutritional foods and snacking products, today reported financial results for the thirteen week period ended November 24, 2018.

“I'm pleased that we delivered a solid first quarter with strong net sales, earnings and point of sales growth,” said Joseph E. Scalzo, President and Chief Executive Officer of Simply Good Foods. “Our business continues to be driven by strong base velocity gains of our core products. We maintained our retail momentum with U.S. retail takeaway for the thirteen weeks ended November 24, 2018, up 23.5%. Net sales increased 13.5% and was driven by volume, offset partially by non-price related trade, resulting in double-digit gross profit and adjusted EBITDA(1) growth. As expected, retail takeaway growth exceeded net sales as we worked with our manufacturing network partners to secure additional supply to keep pace with robust demand. Our strong start to the year and progress in securing more supply give us confidence in our ability to deliver full-year net sales and adjusted EBITDA(1) that will exceed our long-term financial target.”

First Quarter 2019 Financial Highlights vs. First Quarter 2018

•	Net sales increased 13.5%, or $14.3 million, to $120.9 million

•	Gross profit margin of 48.9%, a decrease of 60 basis points

•	Income tax expense decreased 28.7%, or $1.9 million, to $4.6 million

•	Net income increased 49.3%, or $5.0 million, to $15.3 million

•	Earnings per diluted share (“EPS”) of $0.18, an increase of $0.04 per fully diluted share

•	Adjusted EBITDA(1) increased 12.6% to $26.7 million.

Net sales increased $14.3 million, or 13.5%, to $120.9 million. The net sales increase of 13.5% was driven by volume growth, offset slightly by unfavorable non-price related trade promotion.

Gross profit was $59.1 million for the first quarter of 2019, an increase of $6.4 million or 12.0%. Gross profit margin was 48.9% compared to 49.5% for the thirteen weeks ended November 25, 2017. The decline in gross margin was primarily due to non-price related customer activity that is a reclassification from selling expense. This change in methodology only impacts fiscal 2019 amounts, therefore, affecting comparability versus the year ago period. Additionally, the Company incurred slightly higher supply chain costs.

Net income increased $5.0 million, to $15.3 million, primarily due to increased gross profit, decreased income tax expense and a $1.5 million gain in connection with the settlement of the TRA liability. These positive variances are partially offset by increases in operating expenses. Specifically, marketing expense increased $1.6 million, driven by increased television media and e-commerce capabilities. General and administrative expenses increased $1.8 million as a result of higher professional fees and investments to enhance organizational capabilities in key functions. Selling expense was slightly lower than last year, however, a portion of this selling expense is now recorded in non-price related trade promotion.

Adjusted EBITDA, a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 12.6% to $26.7 million.

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(1) Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Reconciliation of Adjusted EBITDA” in this press release for an explanation and reconciliations of this non-GAAP financial measure.

Balance Sheet and Cash Flow

As of November 24, 2018, the Company had cash and cash equivalents of $210.8 million and $198.0 million in outstanding principal of the term loan, resulting in a trailing twelve month combined Net Debt to Adjusted EBITDA ratio of (0.2)x. The aforementioned cash balance reflects a $26.5 million payment to Roark Capital related to the buyout of the Tax Receivable Agreement. Details are available in the Current Report on Form 8-K filed on November 16, 2018. Additionally, the Company did not buy back any common stock in the first quarter against the $50 million authorization announced on November 13, 2018. The primary goal of the repurchase program is to allow the Company to repurchase its shares to reduce its outstanding share count, which recently increased due to the exercise of a significant portion of the Company’s public warrants prior to their call for redemption by the Company. The Company remains focused on organic growth and value enhancing M&A opportunities and intends to continue to prioritize use of its cash for these purposes.

Outlook

Given the solid start to the year the Company has updated its outlook for the fiscal year 2019. Specifically, the Company expects full year 2019 net sales growth to exceed its long-term target of an annual increase of 4% to 6%. This compares to our previous outlook that called for net sales growth to slightly exceed our long-term target. This outlook reflects anticipated solid volume growth in the first-half of the year, partially offset by short term supply issues and challenging top-line growth comparisons in the second-half of the year.  The Company is making progress with its manufacturing network partners to secure additional supply, as well as reducing promotion activity to temper demand. However, due to continued strong point of sales growth we estimate that supply issues will persist. The Company anticipates adjusted EBITDA will grow at a higher rate than net sales including uncertainty around inflation in the second-half of the year.

Conference Call and Webcast Information

The Company will host a conference call with members of the executive management team to discuss these results today, Thursday, January 3, 2019 at 6:30 a.m. Mountain time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial 877-407-0792 from the U.S. and International callers can dial 201-689-8263.

In addition, the call and accompanying presentation slides will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company's website at http://www.thesimplygoodfoodscompany.com. The webcast will be archived for 30 days. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, January 17, 2019, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13685971.

About The Simply Good Foods Company

The Simply Good Foods Company (Nasdaq: SMPL), headquartered in Denver, Colorado, is a highly-focused food company with a product portfolio consisting primarily of nutrition bars, ready-to-drink shakes, snacks and confectionery products marketed under the Atkins®, SimplyProtein®, Atkins Endulge®, and Atkins Harvest Trail brand names. Simply Good Foods is poised to expand its wellness platform through innovation and organic growth along with investment opportunities in the snacking space and broader food category. Over time, Simply Good Foods aspires to become a portfolio of brands that bring simple goodness, happiness and positive experiences to consumers and their families. For more information, please visit https://www.thesimplygoodfoodscompany.com.

Forward Looking Statements

Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by or include words such as “will”, “expect”, “aspire”, “outlook” or other similar words, phrases or expressions. These forward-looking statements include statements regarding future plans for the Company, the estimated or anticipated future results and benefits of the Company’s future plans and operations, future opportunities for the Company, and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties and the Company’s business and actual results may differ materially. These risks and uncertainties include, but are not limited to, changes in the business environment in which the Company operates including general financial, economic, regulatory and political conditions affecting the industry in which the Company operates; changes in consumer preferences and purchasing habits; the Company’s ability to maintain adequate product inventory levels to timely supply customer orders; the impact of the Tax Act on the Company's business; changes in taxes, tariffs, duties, governmental laws and regulations; the availability of or competition for other brands, assets or other opportunities for investment by the Company or to expand the Company’s business; competitive product and pricing activity; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission from time to time. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Investor Contact

Mark Pogharian
Vice President, Investor Relations, Treasury and Business Development
The Simply Good Foods Company
717-307-8197
mpogharian@thesimplygoodfoodscompany.com

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands, except share data)

	November 24, 2018	August 25, 2018
Assets
Current assets:
Cash and cash equivalents	$210,761	$111,971
Accounts receivable, net	37,132	36,622
Inventories	38,056	30,001
Prepaid expenses	4,108	2,069
Other current assets	6,649	5,077
Total current assets	296,706	185,740

Long-term assets:
Property and equipment, net	2,799	2,565
Intangible assets, net	311,017	312,643
Goodwill	471,427	471,427
Other long-term assets	3,402	2,230
Total assets	$1,085,351	$974,605

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$16,875	$11,158
Accrued interest	546	582
Accrued expenses and other current liabilities	14,270	15,875
Current portion of TRA liability	—	2,320
Current maturities of long-term debt	650	648
Total current liabilities	32,341	30,583

Long-term liabilities:
Long-term debt, less current maturities	190,767	190,935
Long-term portion of TRA liability	—	25,148
Deferred income taxes	58,937	54,475
Other long-term liabilities	728	863
Total liabilities	282,773	302,004
See commitments and contingencies (Note 8)

Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized, 81,877,918 and 70,605,675 issued and outstanding at November 24, 2018 and August 25, 2018, respectively	819	706
Additional paid-in-capital	728,864	614,399
Retained earnings	73,551	58,294
Accumulated other comprehensive loss	(656)	(798)
Total stockholders' equity	802,578	672,601
Total liabilities and stockholders' equity	$1,085,351	$974,605

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
(Unaudited, dollars in thousands, except share data)

	Thirteen Weeks Ended
	November 24, 2018	November 25, 2017
Net sales	$120,931	$106,587
Cost of goods sold	61,820	53,830
Gross profit	59,111	52,757

Operating expenses:
Distribution	5,284	4,817
Selling	3,856	3,903
Marketing	11,463	9,850
General and administrative	13,868	12,079
Depreciation and amortization	1,886	1,934
Business transaction costs	1,039	—
Loss in fair value change of contingent consideration - TRA liability	533	642
Other expense	—	246
Total operating expenses	37,929	33,471

Income from operations	21,182	19,286

Other income (expense):
Interest income	781	—
Interest expense	(3,261)	(3,019)
Gain on settlement of TRA liability	1,534	—
(Loss) gain on foreign currency transactions	(398)	355
Other income	44	86
Total other expense	(1,300)	(2,578)

Income before income taxes	19,882	16,708
Income tax expense	4,625	6,490
Net income	$15,257	$10,218

Other comprehensive income:
Foreign currency translation adjustments	142	(699)
Comprehensive income	$15,399	$9,519

Earnings per share from net income:
Basic	$0.20	$0.14
Diluted	$0.18	$0.14
Weighted average shares outstanding:
Basic	77,290,307	70,571,008
Diluted	82,774,761	71,240,590

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in thousands)

	Thirteen Weeks Ended
	November 24, 2018	November 25, 2017
Operating activities
Net income	$15,257	$10,218
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,886	1,934
Amortization of deferred financing costs and debt discount	334	322
Stock compensation expense	1,061	1,068
Loss on fair value change of contingent consideration - TRA liability	533	642
Gain on settlement of TRA liability	(1,534)	—
Unrealized gain (loss) on foreign currency transactions	398	(355)
Deferred income taxes	4,465	3,125
Loss on disposal of property and equipment	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	(592)	(6,985)
Inventories	(8,112)	(2,688)
Prepaid expenses	(2,042)	(375)
Other current assets	(2,567)	53
Accounts payable	5,777	2,627
Accrued interest	(36)	(30)
Accrued expenses and other current liabilities	(1,885)	(767)
Other	5	44
Net cash provided by operating activities	12,948	8,833

Investing activities
Purchases of property and equipment	(494)	(661)
Acquisition of business, net of cash acquired	—	(1,757)
Net cash used in investing activities	(494)	(2,418)

Financing activities
Proceeds from option exercises	53	—
Cash received from warrant exercises	113,464	—
Settlement of TRA liability	(26,468)	—
Deferred financing costs	—	—
Principal payments of long-term debt	(500)	—
Net cash provided by financing activities	86,549	—

Cash and cash equivalents
Net increase in cash	99,003	6,415
Effect of exchange rate on cash	(213)	(41)
Cash at beginning of period	111,971	56,501
Cash and cash equivalents at end of period	$210,761	$62,875

Reconciliation of Adjusted EBITDA
Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines Adjusted EBITDA (earnings before interest, tax, depreciation, and amortization) as net income before interest expense, income tax expense, depreciation and amortization with further adjustments to exclude the following items: stock-based compensation and warrant expense, business transaction costs, restructuring costs, management fees, frozen media licensing fees, transactional exchange impact, change in fair value of contingent consideration - TRA liability, and other non-core expenses. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted EBITDA are appropriate to provide additional information to investors and reflects more accurately operating results of the on-going operations. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in calculation.
The following unaudited tables below provides a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, which is net income, for the thirteen week periods ended November 24, 2018 and November 25, 2017.

Adjusted EBITDA Reconciliation: (in thousands)	Thirteen Weeks Ended
	November 24, 2018	November 25, 2017
Net income	15,257	10,218
Interest income	(781)	—
Interest expense	3,261	3,019
Income tax expense	4,625	6,490
Depreciation and amortization	1,886	1,934
EBITDA	24,248	21,661
Business transaction costs	1,039	—
Share-based compensation expense	1,061	1,068
Restructuring	—	246
Frozen licensing media	—	63
Non-core legal costs	942	376
Loss in fair value change of contingent consideration - TRA liability	533	642
Gain on settlement of TRA liability	(1,534)	—
Other (1)	411	(346)
Adjusted EBITDA	$26,700	$23,710
(1) Other items consist principally of exchange impact of foreign currency transactions and other expenses.